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                                                                     Exhibit 8.1



[K&E Letterhead]

                               October 11, 2000

Radio One, Inc.
5900 Princess Garden Parkway
8th Floor
Lanham, Maryland  20706

     Re:  Radio One, Inc.,
          Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

     In connection with the preparation of the Registration Statement (as defined below) for the registration by Radio One, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), of (i) 310,000 shares of the Company's 6 1/2% Convertible Preferred Securities Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)/SM/ ("HIGH TIDES") and (ii) shares of class D common stock of the Company, par value $.001 per share, initially issuable upon conversion of the HIGH TIDES (together with the HIGH TIDES, the "Securities"), you have requested our opinion concerning certain statements set forth in the Form S-3 Registration Statement, with respect to such Securities, filed with the Securities and Exchange Commission under the Act (the "Registration Statement").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, dated October 11, 2000, which includes the statements under the headings "RISK FACTORS" and "DESCRIPTION OF HIGH TIDES," and (ii) other documents as we deemed necessary. This opinion is being furnished pursuant to the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

     Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. We have assumed the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied or photostatic copies.

     In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all as of the date hereof, and all of which are subject to change, which changes may be retroactively
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Radio One, Inc.
October 11, 2000
Page 2

applied. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that the statements set forth in the Registration Statement under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," insofar as such statements purport to describe certain United States federal income tax consequences of the purchase, ownership, disposition and, if applicable, conversion of the Securities under current law, provide a fair summary of such consequences.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local, estate or non-United States, of the purchase, ownership, disposition and, if applicable, conversion of the Securities.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              /s/ Kirkland & Ellis

                              Kirkland & Ellis